Exhibit 99.2

Moffett Cochran Announcement

NEW YORK, November 19, 2013 — It is with great sadness that Silvercrest Asset Management Group Inc. (SAMG) announces that G. Moffett Cochran, who was the firm’s Chairman, Chief Executive Officer and co-founder, died yesterday in Connecticut.

Consistent with Mr. Cochran’s wishes, the Board of Directors appointed Richard Hough acting Chief Executive Officer of Silvercrest.  Mr. Hough, the Company’s President and Chief Operating Officer, worked closely with Mr. Cochran for over ten years and his appointment will ensure Silvercrest’s continuity.

The Company issued the following statement:

Silvercrest lost the man who had the vision, intelligence, wisdom and strength that created Silvercrest Asset Management and made it the preeminent wealth management firm it is today. Those of us who worked with Moffett lost a dear friend and a mentor who inspired us to work hard to achieve the goals he set out over eleven years ago:

“To create, build and maintain an environment which encourages innovation and original thought and apply this fresh thinking to the needs of our clients ... and to conduct ourselves in all our dealings as highly ethical, responsible and competent professionals who always place our clients’ financial interests ahead of our own.”

But, Moffett, true to his generosity, always felt that he did not do it alone. As he told Silvercrest employees: “I could not be prouder of all of you and of what we have accomplished together. Starting from scratch over 11 years ago, we have built the premier ultra high net worth asset manager, which culminated with our successful IPO this year.”

Silvercrest extends its deepest condolences to Moffett’s family.

Moffett’s vision will continue to guide us as we carry forward and build on what he created and the truly wonderful legacy he leaves us.

About Silvercrest Asset Management

Silvercrest Asset Management Group (NASDAQ: SAMG) was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Los Angeles, Boston and Charlottesville, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors. As of September 30, 2013, the firm reported assets under management of $14.6 billion.

Investor Relations Contact:

Richard R. Hough III

President and COO

212.649.0727

rhough@silvercrestgroup.com